Exhibit 14.1

NEOGENOMICS, INC.

Code of Business Conduct and Ethics

Adopted on July 14, 2011

I.	Statement of Policy

This Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors of NeoGenomics, Inc., a Nevada corporation (the “Company,” “we,” “our” or “us”), to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s directors, officers and employees. This Code summarizes the legal, ethical and regulatory standards that the Company follows and is a reminder to all of the Company’s directors, officers and employees of the seriousness of that commitment. This Code applies to all of the Company’s directors, officers and employees.

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help our directors, officers and employees understand what is expected of them and to carry out their responsibilities, we have created this Code of Business Conduct and Ethics. While this Code covers a wide range of business practices and procedures, it is not intended to be a comprehensive guide to all of our policies or to all of your responsibilities under the applicable laws or regulations. Rather, this Code sets out basic principles to help you resolve the ethical and legal issues that you may encounter in conducting our business. As such, this Code functions as a guideline, or a minimum requirement, that must always be followed.

We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code. Violations of the law, our corporate policies or this Code by our officers and employees may lead to disciplinary action, including termination of employment or service with the Company.

II.	We Insist on Honest and Ethical Conduct

We place the highest value on the integrity of our directors, officers and employees, and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Competition and Fair Dealing

All officers and employees are required to deal honestly and fairly with our customers, suppliers, competitors, other employees and other third parties. We seek to outperform our competition fairly and honestly. No officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair practice, and our officers and employees should be diligent in preventing or terminating any such activity by the employees reporting to them.

Conflicts of Interest; Corporate Opportunities

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. A conflict of interest occurs when an individual’s private interest interferes in any way or may appear to interfere with the interests of the Company as a whole. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

In addition, without limiting the generality of this Code’s prohibition on conflicts of interest by directors, officers and employees, examples of conflicts of interest include, but are not limited to:

•

Accepting, directly or indirectly, gifts, loans, services or entertainment of more than nominal value, from a competitor, customer, supplier, or other party doing or seeking to do business with the Company;

•	Acquiring any interest or asset of any kind for the purpose of selling or leasing it to the Company; and

•	Doing business with close relatives on behalf of the Company unless authorized after the relationship has been fully disclosed.

Directors, officers and employees must notify the Chairman of our Audit Committee of the existence of any actual or potential conflict of interest including any actual or potential conflicts of interest involving their subordinate employees (if applicable) of which they become aware. The Audit Committee may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. Any waivers of this policy may only be approved by the Board of Directors or the Audit Committee. If you are not sure whether a potential matter constitutes a conflict of interest, please contact the Chairman of our Audit Committee who will assist you in the determination or refer you to the Company’s legal counsel.

Protection and Proper Use of Corporation Assets

All directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks,

and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, could be illegal and may result in civil or even criminal penalties.

Corporate Opportunities

Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

III.	Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. You must take all steps available to assist the Company in these responsibilities. To this end, our officers and employees shall:

•	Not make false or misleading entries in our books and records for any reason;

•	Notify our Chief Financial Officer if they become aware of an unreported or questionable transaction;

•	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	Prohibit the establishment of any undisclosed or unrecorded funds or assets;

•

Maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared; and

•	Present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports.

IV.	Special Ethical Obligations for Officers and Employees with Financial Reporting Responsibilities

As used in this Code, the term Financial Employees means executives and all managers with accounting or financial reporting responsibilities or related disclosure responsibilities, including but not limited to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and other persons performing similar functions. In performing their duties, our Financial Employees must adhere to and advocate to the best of their ability the following principles governing their professional and ethical conduct:

•	Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•

Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies applicable to the performance of his or her duties with the Company;

•	Comply with the Company’s established accounting procedures, system of internal controls and generally accepted accounting principles;

•

Promptly disclose to the Audit Committee any significant deficiencies in the design or operation of the Company’s internal controls impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the Company’s internal controls; and

•

Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental agencies, including the Securities and Exchange Commission, and in other public communications made by the Company.

V.	Compliance with all Laws, Rules and Regulations

We are committed to full compliance with all governmental laws, rules and regulations applicable to us, including, but not limited to:

•	Prohibiting any illegal payments, gifts or gratuities to any government or government employee;

•	Prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information;

•	Complying with all applicable regulations of any stock exchange on which the Company’s securities are then listed; and

•	Complying with all applicable securities laws, rules and regulations.

Our directors, officers and employees who have access to material, nonpublic information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except in the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Any officer or employee who violates the law or this Code may be subject to immediate disciplinary action, including possible termination of employment or affiliation with the Company.

VI.	Compliance Procedures; Reporting Violations; and Effect of Violations

Compliance with this Code, first and foremost, is the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution.

Reporting Violations and Questions

Directors, officers and employees must promptly report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Chairman of the Audit Committee. Any questions or violation reports will be addressed immediately and seriously.

No Retaliation; Internal Investigation

We will not allow any retaliation against an officer or employee who acts in good faith in reporting any violation. When an alleged violation of this Code is reported, we shall take prompt and appropriate action in accordance with the law and regulations otherwise consistent with good business practices. Our Audit Committee will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

Consequences of a Violation

Officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.

At Will Employment

Nothing in this Code shall confer upon employees any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining the employee) or of the employee, which rights are hereby expressly reserved by each, to terminate the employee’s service with the Company at any time for any reason, with or without cause.

VII.	Waivers of this Code of Ethics

Any waiver of this Code for employees may be made only by the Board of Directors, or the Audit Committee and will be promptly disclosed as required by law and the rules of the any stock exchange on which the Company’s securities are then listed. Requests for waivers must be made in writing to the Board of Directors or the Audit Committee prior to the occurrence of the violation of this Code.

Attestation:

The undersigned has read and understands the provisions outlined in this Code of Business Conduct and Ethics and agrees to abide by these provisions in the performance of his or her duties for the Company.

Signed:

Name:

Date:

Please Report any violations or perceived violations of this Code to the following:

Mr. Raymond R. Hipp

Chairman of the Audit Committee

(239) 598-3670

(847) 382-3319

RRHipp@aol.com